Exhibit 10.25

PEPSICO

DIRECTOR

DEFERRAL PROGRAM

Plan Document for the 409A Program
Amended and Restated Effective as of January 1, 2020

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TABLE OF CONTENTS

ARTICLE IV – DEFERRAL OF COMPENSATION		12
4.01	DEFERRAL ELECTION:	12
4.02	TIME AND MANNER OF DEFERRAL ELECTION:	13
4.03	PERIOD OF DEFERRAL; FORM OF PAYMENT:	15
4.04	SECOND LOOK ELECTION:	16
4.05	MANDATORY DEFERRALS:	18
ARTICLE V – INTERESTS OF PARTICIPANTS		21
5.01	ACCOUNTING FOR PARTICIPANTS’ INTERESTS:	21
5.02	PHANTOM INVESTMENT OF ACCOUNT:	21
5.03	VESTING OF A PARTICIPANT’S ACCOUNT:	24
5.04	PROHIBITED MISCONDUCT:	24
ARTICLE VI – DISTRIBUTIONS		25
6.01	GENERAL:	25
6.02	DISTRIBUTIONS BASED ON A SPECIFIC PAYMENT DATE:	26
6.03	DISTRIBUTIONS ON ACCOUNT OF A SEPARATION FROM SERVICE:	26
6.04	DISTRIBUTIONS ON ACCOUNT OF DEATH:	28
6.05	DISTRIBUTIONS ON ACCOUNT OF DISABILITY:	29
6.06	DISTRIBUTIONS ON ACCOUNT OF UNFORESEEABLE EMERGENCY:	30
6.07	DISTRIBUTIONS OF MANDATORY DEFERRALS:	30
6.08	VALUATION:	31
6.09	IMPACT OF SECTION 16 OF THE ACT ON DISTRIBUTIONS:	31
6.10	ACTUAL PAYMENT DATE:	31
ARTICLE VII – PLAN ADMINISTRATION		32
7.01	PLAN ADMINISTRATOR:	32
7.02	ACTION:	32
7.03	POWERS OF THE PLAN ADMINISTRATOR:	32
7.04	COMPENSATION, INDEMNITY AND LIABILITY:	33
7.05	WITHHOLDING:	33
7.06	SECTION 16 COMPLIANCE:	34
7.07	CONFORMANCE WITH SECTION 409A:	35
ARTICLE VIII – CLAIMS PROCEDURE		36
8.01	CLAIMS FOR BENEFITS:	36
8.02	APPEALS OF DENIED CLAIMS:	36
8.03	SPECIAL CLAIMS PROCEDURES FOR DISABILITY DETERMINATIONS:	36
ARTICLE IX – AMENDMENT AND TERMINATION		37
9.01	AMENDMENT OF PLAN:	37

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TABLE OF CONTENTS

9.02	TERMINATION OF PLAN:	37
ARTICLE X – MISCELLANEOUS		38
10.01	LIMITATION ON PARTICIPANT'S RIGHTS:	38
10.02	UNFUNDED OBLIGATION OF THE COMPANY:	38
10.03	OTHER PLANS:	38
10.04	RECEIPT OR RELEASE:	38
10.05	GOVERNING LAW:	38
10.06	GENDER, TENSE AND EXAMPLES:	39
10.07	SUCCESSORS AND ASSIGNS; NONALIENATION OF BENEFITS:	39
10.08	FACILITY OF PAYMENT:	39
ARTICLE XI – AUTHENTICATION		40
ARTICLE XII – SIGNATURE		41
APPENDIX		Appendix
APPENDIX ARTICLE A – TRANSITION PROVISIONS		A-1

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Article I – INTRODUCTION
PepsiCo, Inc. (the "Company") established the PepsiCo Director Deferral Program (the “Plan”) to permit Eligible Directors to defer certain compensation paid to them as Directors.
The Plan consists of two primary components, each of which is subject to separate documentation: (i) deferrals under the Plan that were earned and vested prior to the 2004-2005 Compensation Year (the “Pre-409A Program”), and (ii) and deferrals under the Plan that were not earned and vested prior to the 2004-2005 Compensation Year (the “409A Program”). The 409A Program is governed by this document. The Pre-409A Program is governed by a separate set of documents. Except as otherwise provided herein, this document reflects the provisions in effect from and after January 1, 2005 (the “Effective Date”), and the rights and benefits of individuals who are Participants in the Plan from and after that date (and of those claiming through or on behalf of such individuals) shall be governed by the provisions of this document in the case of actions and events occurring on or after January 1, 2005, with respect to deferrals that are subject to the 409A Program. For purposes of the preceding sentence, the term “actions and events” shall include all distribution trigger events and dates. The rights and benefits with respect to persons who only participated in the Plan prior to January 1, 2005 shall be governed by the applicable provisions of the Pre-409A Program documents that were in effect at such time, and shall not be governed by the 409A Program documents.
The Plan was restated on March 10, 2011. This restatement amended the Plan’s rules regarding installment payment options by (i) adding a 10-year installment payment option to the Plan, and (ii) eliminating the prohibition on the payment of installments after a Participant has attained age 80. The restatement also extended the minimum deferral period for elective deferrals to the first day of the Plan Year following the date that is 12 months after the date the Director Compensation would otherwise be payable to the Participant. All of these changes were effective for deferral elections made on and after March 11, 2011.
The document for the 409A Program was restated as of September 19, 2012. This restatement reflected changes in the Company’s payment of Retainer Compensation, which shifted from payment annually in advance (on each October 1) to semiannually in arrears (with the first payment in arrears to be made in December 2013 for services as a Director during the period June 1, 2013 to November 30, 2013).
The document for the 409A Program was restated as of February 2, 2017. This restatement reflected the shift in responsibility of reviewing and reporting on director compensation from the Nominating and Corporate Governance Committee to the Compensation Committee approved by the Board of Directors on November 17, 2016.

The document for the 4049A Program was restated as of December 20, 2017, to reflect the Company’s transferring its stock exchange listing from the New York Stock Exchange to The Nasdaq Global Select Market.

The document for the 409A Program was most recently restated effective as of January 1, 2020. This restatement changed the 409A Program’s rules for Second Look Elections to permit an unlimited number of Second Look Elections effective for Second Look Elections made on or after January 1, 2020.

Together, the documents for the 409A Program and the documents for the Pre-409A Program describe the terms of a single plan. However, amounts subject to the terms of this 409A Program and amounts subject to the terms of the Pre-409A Program shall be tracked separately at all times. The preservation of the terms of the Pre-409A Program, without material modification, and the separation between the 409A Program amounts and the Pre-409A Program amounts are intended to permit the Pre-409A Program to remain exempt from Section 409A and the administration of the Plan shall be consistent with this intent.
For federal income tax purposes, the Plan is intended to be a nonqualified unfunded deferred compensation plan that is unfunded and unsecured. For purposes of ERISA, the Plan is intended to be exempt from ERISA coverage as a plan that solely benefits non-employees (or alternatively, a plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA providing benefits to a select group of management or highly compensated employees).

Article II– DEFINITIONS
When used in this Plan, the following underlined terms shall have the meanings set forth below unless a different meaning is plainly required by the context:
2.01    Account:
The account maintained for a Participant on the books of the Company to determine, from time to time, the Participant's interest under this Plan. The balance in such Account shall be determined by the Plan Administrator. Each Participant's Account shall consist of at least one Deferral Subaccount for each separate deferral under Section 4.01. The Recordkeeper may also establish such additional Deferral Subaccounts as it deems necessary for the proper administration of the Plan. The Recordkeeper may also combine Deferral Subaccounts to the extent it deems separate accounts are not needed for sound recordkeeping. Where appropriate, a reference to a Participant’s Account shall include a reference to each applicable Deferral Subaccount that has been established thereunder.
2.02    Act:
The Securities Exchange Act of 1934, as amended from time to time.
2.03    Beneficiary:
The person or persons (including a trust or trusts) properly designated by a Participant, as determined by the Plan Administrator, to receive the amounts in one or more of the Participant’s Deferral Subaccounts in the event of the Participant’s death in accordance with Section 4.02(c).
2.04    Code:
The Internal Revenue Code of 1986, as amended from time to time.
2.05    Company:
PepsiCo, Inc., a corporation organized and existing under the laws of the State of North Carolina, or its successor or successors.
2.06    Compensation Year:
The 12-month period of time for which Directors are paid Retainer Compensation for their services on the Board of Directors.
(a)    Period Effective June 1, 2013. Effective June 1, 2013 (but subject to subsection (c) below), the applicable 12-month period shall begin on June 1 in one calendar year and shall continue until May 31 of the following calendar year.
(b)    Period Effective Prior to June 1, 2013. Prior to June 1, 2013 (but subject to subsection (c) below), the applicable 12-month period is the period that begins on October 1 in one calendar year and continues until September 30 of the following calendar year.

(c)    Transition Provision. To preserve the applicability of elections made by Directors during 2011 (“2011 electing Directors”) in accordance with their original terms, Retainer Compensation payable to a 2011 electing Director for services provided from October 1, 2012 through September 30, 2013 shall be treated as Retainer Compensation that is and remains subject to the 2011 electing Director’s election that was made in 2011. As a result of this transitional preservation of such elections, the Plan will be administered:
(1)    With respect to such deferral elections of Retainer Compensation, and
(2)    For purposes of the effective date provisions of Sections 4.01 and 4.02 with respect to 2011 electing Directors, by applying a full 12-month Compensation Year from October 1, 2012 to September 30, 2013, a short Compensation Year from October 1, 2013 to May 31, 2014, and then a full 12-month Compensation Year from June 1, 2014 to May 31, 2015. The Compensation Years applied under the prior sentence shall also be applied for purposes of the effective date provisions
2.07    Deferral Subaccount:
A subaccount of a Participant's Account maintained to reflect his or her interest in the Plan attributable to each deferral (or separately tracked portion of a deferral) of Director Compensation, and earnings or losses credited to such subaccount in accordance with Section 5.01(b).
2.08    Director:
A person who is a member of the Board of Directors of the Company and who is not currently an employee of the PepsiCo Organization.
2.09    Director Compensation:
Direct monetary remuneration to the extent payable (if not deferred) in cash in U.S. dollars to the Eligible Director by the Company, as well as compensation from the Company for services as a Director that the Company requires be deferred under Section 4.05 as a Mandatory Deferral. Director Compensation shall not include the amount of any reimbursement by the Company for expenses incurred by the Eligible Director in the discharge of his or her duties as a member of the Board of Directors of the Company. Subject to the next sentence, the Director Compensation shall be limited to the amount due an Eligible Director for the discharge of his or her duties as a member of the Board of Directors of the Company, and shall be reduced for any applicable tax levies, garnishments and other legally required deductions. Notwithstanding the preceding sentence, an Eligible Director’s Director Compensation may be reduced by an item described in the preceding sentence only to the extent such reduction does not violate Section 409A. Director Compensation is composed of Retainer Compensation and Mandatory Deferrals.

2.10    Disability:
A Participant shall be considered to suffer from a Disability, if, in the judgment of the Recordkeeper (based on the provisions of Section 409A and any guidelines established by the Plan Administrator for this purpose), the Participant –
(a)    Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or
(b)    By reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of the Company.
Solely for those Participants who are otherwise eligible for Social Security, a Participant who is determined to be totally disabled by the Social Security Administration will be deemed to satisfy the requirements of subsection (a), and a Participant who has not been determined to be totally disabled by the Social Security Administration will be deemed to not meet the requirements of subsection (a).
2.11    Distribution Valuation Date:
Each date as specified by the Plan Administrator from time to time as of which Participant Accounts are valued for purposes of a distribution from a Participant’s Account. The current Distribution Valuation Dates are January 1, April 1, July 1 and October 1. Any current Distribution Valuation Date may be changed by the Plan Administrator, provided that such change does not result in a change in when deferrals are paid out that is impermissible under Section 409A. Values are determined as of the close of a Distribution Valuation Date or, if such date is not a business day, as of the close of the following business day.
2.12    Election Form:
The form prescribed by the Plan Administrator on which a Participant specifies:
(a)    In the case of an initial election, either (i) the amount of his or her Retainer Compensation to be deferred and the timing and form of his or her related deferral payout, or (ii) the form of payout for his or her Mandatory Deferral, in each case pursuant to the provisions of Article IV, and
(b)    In the case of a Second Look Election, the revised timing and form of his or her deferral that is the subject of the Second Look Election, pursuant to the provisions of Section 4.04.
An Election Form need not exist in a paper format, and it is expressly authorized that the Plan Administrator may make available for use such technologies, including voice response systems, Internet-based forms and any other electronic forms, as it deems appropriate from time to time.

2.13    Eligible Director:
The term “Eligible Director” shall have the meaning given to it in Section 3.01(b).
2.14    ERISA:
Public Law 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.
2.15    Fair Market Value:
For purposes of converting a Participant’s deferrals to phantom PepsiCo Common Stock as of any date, the Fair Market Value of such stock is the closing price on such date (or if such date is not a trading date, the first date immediately following such date that is a trading date) for PepsiCo Common Stock as reported on the principal exchange on which PepsiCo Common Stock is traded, rounded to four decimal places. For purposes of determining the value of a Plan distribution, the Fair Market Value of phantom PepsiCo Common Stock is determined as the closing price on the applicable Distribution Valuation Date for PepsiCo Common Stock as reported on the principal exchange on which PepsiCo Common Stock is traded, rounded to four decimal places.
2.16    409A Program:
The term “409A Program” shall have the meaning given to it in Article 1.
2.17    Key Employee:
The individuals identified in accordance with the principles set forth below.
(a)    General. Any Participant who at any time during the applicable year is –
(1)    An officer of any member of the PepsiCo Organization having annual compensation greater than $130,000 (as adjusted for the applicable year under Code Section 416(i)(1));
(2)    A 5-percent owner of any member of the PepsiCo Organization; or
(3)    A 1-percent owner of any member of the PepsiCo Organization having annual compensation of more than $150,000.
For purposes of (1) above, no more than 50 employees identified in the order of their annual compensation shall be treated as officers. For purposes of this Section, annual compensation means compensation as defined in Treas. Reg. §1.415(c)-2(a), without regard to Treas. Reg. §§1.415(c)-2(d), 1.415(c)-2(e), and 1.415(c)-2(g). The Plan Administrator shall determine who is a Key Employee in accordance with Code Section 416(i) and the applicable regulations and other guidance of general applicability issued thereunder or in connection therewith (provided, that Code Section 416(i)(5) shall not apply in making such determination), and provided further that the applicable year shall be determined in accordance with Section

409A and that any modification of the foregoing definition that applies under Section 409A shall be taken into account.
(b)    Applicable Year. The Plan Administrator shall determine Key Employees as of the last day of each calendar year (the “determination date”), based on compensation for such year, and the designation for a particular determination date shall be effective for purposes of this Plan for the twelve month period commending on April 1 of the next following calendar year (e.g., the Key Employees determined by the Plan Administrator as of December 31, 2008, shall apply to the period from April 1, 2009, to March 31, 2010).
(c)    Rule of Administrative Convenience. Effective on and after January 1, 2008, in addition to the foregoing, the Plan Administrator shall treat all other employees classified as Band IV and above on the applicable determination date prescribed in subsection (b) as Key Employees for purposes of the Plan for the twelve month period commencing on April 1st of the next following calendar year, provided that if this would result in counting more than 200 individuals as Key Employees as of any such determination date, then the number treated as Key Employees will be reduced to 200 by eliminating from consideration those employees otherwise added by this subsection (c) in order by their base compensation, from the lowest to the highest.
2.18    Mandatory Deferral:
The term “Mandatory Deferral” shall have the meaning given to it in Section 4.05.
2.19    Participant:
Any Director who is qualified to participate in this Plan in accordance with Section 3.01 and who has an Account. A Director or former Director who became a Participant in accordance with the preceding sentence shall remain a Participant until his or her participation terminates in accordance with Section 3.03. An active Participant is one who is currently deferring under Section 4.01.
2.20    PepsiCo Organization:
The controlled group of organizations of which the Company is a part, as defined by Code Section 414(b) and (c) and the regulations issued thereunder. An entity shall be considered a member of the PepsiCo Organization only during the period it is one of the group of organizations described in the preceding sentence.
2.21    Plan:
The PepsiCo Director Deferral Program, comprised of (i) the 409A Program set forth herein and (ii) the Pre-409A Program set forth in a separate set of documents, as each may be amended and restated from time to time (subject to the limitations on amendment that are applicable hereunder and under the Pre-409A Program).

2.22    Plan Administrator:
The Board of Directors of the Company or its delegate or delegates, which shall have the authority to administer the Plan as provided in Article VII. As of the Effective Date, the Company’s Senior Vice President, Total Rewards, or if such position is vacant or eliminated, the person who is acting to fulfill the majority of the duties of the position (or plurality of the duties if no one is fulfilling a majority) as such duties existed immediately prior to the vacancy or the position elimination, is delegated the responsibility for the operational administration of the Plan. In turn, the Senior Vice President, Total Rewards has the authority to re-delegate operational responsibilities to other persons or parties. As of the Effective Date, the Senior Vice President, Total Rewards has re-delegated certain operational responsibilities to the Recordkeeper. However, references in this document to the Plan Administrator shall be understood as referring to the Board of Directors, the Senior Vice President, Total Rewards and those delegated by the Senior Vice President, Total Rewards other than the Recordkeeper. All delegations made under the authority granted by this Section are subject to Section 7.06.
2.23    Plan Year:
The 12-consecutive month period beginning on January 1 and ending on December 31.
2.24    Pre-409A Program:
The term “Pre-409A Program” shall have the meaning given to it in Article 1.
2.25    Recordkeeper:
For any designated period of time, the party (which may include the Company’s Compensation Department) that is delegated the responsibility, pursuant to the authority granted in the definition of Plan Administrator, to maintain the records of Participant Accounts, process Participant transactions and perform other duties in accordance with any procedures and rules established by the Plan Administrator.
2.26    Retainer Compensation:
Director Compensation that is payable in cash as a retainer for general services as a Director, as well as additional amounts payable in cash for Director activities such as service as the chair of a committee of the Company’s Board of Directors. Director Compensation that is a Mandatory Deferral is not Retainer Compensation.
2.27    Second Look Election:
The term “Second Look Election” shall have the meaning given to it in Section 4.04.
2.28    Section 409A:
Code Section 409A and the applicable regulations and other guidance of general applicability that are issued thereunder.

2.29    Separation from Service:
A Participant’s separation from service as defined in Section 409A; provided that for purposes determining whether a Separation from Service has occurred, the Plan has determined, based upon legitimate business criteria, to use the twenty percent (20%) test described in Treas. Reg. §1.409A-1(h)(3). In the event the Participant also provides services other than as a Director for the Company and its affiliates, as determined under the prior sentence, such other services shall not be taken into account in determining when a Separation from Service occurs to the extent permitted under Treas. Reg. § 1.409A-1(h)(5). The term may also be used as a verb (i.e., “Separates from Service”) with no change in meaning.
2.30    Specific Payment Date:
A specific date selected by an Eligible Director that triggers a lump sum payment of a deferral or the start of installment payments for a deferral, as specified in Section 4.03 or 4.04. The Specific Payment Dates that are available to be selected by Eligible Directors shall be determined by the Plan Administrator. With respect to any deferral, the currently available Specific Payment Date(s) shall be the date or dates reflected on the Election Form or the Second Look Election Form that is made available by the Plan Administrator for the deferral. In the event that an Election Form or Second Look Election Form only provides for selecting a month and a year as the Specific Payment Date, the first day of the month that is selected shall be the Specific Payment Date. As of the Effective Date, the Specific Payment Date is January 1 of the year specified by the Eligible Director.
2.31    Unforeseeable Emergency:
A severe financial hardship to the Participant resulting from –
(a)    An illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152(a) without regard to Code Sections 152(b)(1), 152(b)(2) and 152(d)(1)(B));
(b)    Loss of the Participant’s property due to casualty (including, effective January 1, 2009, the need to rebuild a home following damage to the home not otherwise covered by insurance); or
(c)    Any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
The Recordkeeper shall determine the occurrence of an Unforeseeable Emergency in accordance with Treas. Reg. §1.409A-3(i)(iii) and any guidelines that may be established by the Plan Administrator.
2.32    Valuation Date:
Each business day, as determined by the Recordkeeper, as of which Participant Accounts are valued in accordance with Plan procedures that are currently in effect. The Plan Administrator may change the Valuation Dates for future deferrals at any time before the election to make such deferrals becomes irrevocable under the Plan. The Plan Administrator may change the Valuation Dates for existing deferrals only to the extent that such change in permissible under Section 409A.

Article III – ELIGIBILITY AND PARTICIPATION
3.01    Eligibility to Participate:
(a)    An individual shall be eligible to defer compensation under the Plan during the period that he or she is a Director hereunder.
(b)    During the period an individual satisfies the eligibility requirements of this Section, he or she shall be referred to as an Eligible Director.
(c)    Each Eligible Director shall become an active Participant on the earlier of the date an amount is first withheld from his or her compensation pursuant to an Election Form submitted by the Director to the Plan Administrator under Section 4.01 or, effective October 1, 2007, the date on which a Mandatory Deferral is first credited to the Plan on his or her behalf under Section 4.05.
3.02    Termination of Eligibility to Defer:
An individual’s eligibility to participate actively by making deferrals under Section 4.01 shall cease as soon as administratively practicable following the date he or she ceases to be a Director.
3.03    Termination of Participation:
An individual, who has been an active Participant under the Plan, ceases to be a Participant on the date his or her Account is fully paid out.

Article IV – DEFERRAL OF COMPENSATION
4.01    Deferral Election:
(a)    Each Eligible Director may make an election to defer under the Plan in 10% increments up to 100% of his or her Retainer Compensation for an applicable period in the manner described in Section 4.02. Such election to defer shall apply to Retainer Compensation in accordance with paragraph (1) or (2) below, whichever applies as of the time in question.
(1)    Effective for Compensation Years beginning on or after October 1, 2013 (October 1, 2012, for a Director joining the Board after 2011), a Director’s deferral election shall apply to Retainer Compensation that, in the absence of a deferral election, would be paid to the Director during a single calendar year. A newly Eligible Director may only defer the portion of his or her Retainer Compensation, which otherwise would be payable in the calendar year in which he or she becomes an Eligible Director, to the extent that it is earned for services performed after the date of his or her election. For this purpose, if a valid Election Form is received prior to the date on which the Eligible Director becomes a Director and the Election Form is effective under Section 4.02 as of the date on which the Eligible Director becomes a Director, then the Director shall be deemed to earn all of his or her Retainer Compensation for the calendar year in which he or she becomes an Eligible Director after the date of the election; otherwise, only Retainer Compensation earned for months that begin after when the newly Eligible Director’s Election Form is received are subject to deferral. Any Retainer Compensation deferred by an Eligible Director for a calendar year will be deducted on each payment date during the calendar year for which he or she has Retainer Compensation and is an Eligible Director. In accordance with the default rule in Treasury Regulation § 1.409A-2(a)(13), Retainer Compensation that is paid – (i) following the end of a calendar year (in accordance with normal payment timing arrangements for the payroll period that contains the last day of such calendar year), and (ii) for services performed during such calendar year, shall be treated as Retainer Compensation for services performed during the following calendar year (and will be subject to deferral only in accordance with a deferral election for such following calendar year).
(2)    Effective for Compensation Years beginning before October 1, 2013 (October 1, 2012, for a Director joining the Board after 2011), a Director’s deferral election shall apply to Retainer Compensation that is earned for services performed in the corresponding Compensation Year. A newly Eligible Director may only defer the portion of his or her eligible Retainer Compensation for the Compensation Year in which he or she becomes an Eligible Director that is earned for services performed after the date of his or her election. For this purpose, if a valid Election Form is received prior to the date on which the Eligible Director becomes a Director and the Election Form is effective under Section 4.02 as of the date on which the Eligible Director becomes a Director, then the Director shall be deemed to receive all of his or her Retainer Compensation for the Compensation Year in which he or she becomes an Eligible Director after the date of the election. Any Retainer Compensation deferred by an Eligible Director for a Compensation Year will be deducted for each payment period during the Compensation Year for which he or she has Retainer Compensation and is an Eligible Director. Retainer

Compensation paid after the end of a Compensation Year for services performed during such initial Compensation Year shall be treated as Director Compensation for services performed during such initial Compensation Year.
(b)    To be effective, an Eligible Director’s Election Form must set forth the percentage of Retainer Compensation to be deferred and any other information that may be requested by the Plan Administrator from time to time. In addition, the Election Form must meet the requirements of Section 4.02.
4.02    Time and Manner of Deferral Election:
(a)    Deferral Election Deadlines. An Eligible Director must make a deferral election for Retainer Compensation in accordance with paragraph (1) or (2) below, whichever applies as of the time in question.
(1)    Effective for Compensation Years beginning on or after October 1, 2013 (October 1, 2012, for a Director joining the Board after 2011), a Director’s deferral election for Retainer Compensation shall be made no later than November 15 of the calendar year that immediately precedes the calendar year in which such Retainer Compensation would be paid in the absence of a deferral election. If November 15 of such calendar year is not a business day, then the deferral election must be made by the first business day following November 15 of such year. A newly Eligible Director may submit an Election Form (i) prior to becoming an Eligible Director, or (ii) on or after becoming an Eligible Director, but any form submitted must be received within 30 days of when he or she first becomes an Eligible Director (and such Election Form will be effective immediately upon receipt or, if later, the commencement of the individual’s status as an Eligible Director).
(2)    Effective for Compensation Years beginning before October 1, 2013 (October 1, 2012, for a Director joining the Board after 2011), a Director’s deferral election for Retainer Compensation earned for services performed in a Compensation Year shall be made no later than December 31 of the calendar year immediately prior to the beginning of the Compensation Year (although the Plan Administrator may adopt policies that encourage or require earlier submission of election forms). If December 31 of such year is not a business day, then the deadline for deferral elections will be the first business day preceding December 31 of such year. In addition, an individual, who has been nominated for Director status, must submit an Election Form prior to becoming an Eligible Director or otherwise prior to rendering services as an Eligible Director, and such Election Form will be effective immediately upon commencement of the individual’s status as an Eligible Director or otherwise upon commencement of his or her services as an Eligible Director.
(b)    General Provisions. A separate deferral election under subsection (a) above must be made by an Eligible Director in accordance with paragraph (1) or (2) below, whichever applies as of the time in question.

(1)    Effective for Compensation Years beginning on or after October 1, 2013 (October 1, 2012, for a Director joining the Board after 2011), a separate deferral election under subsection (a) above must be made by an Eligible Director for each calendar year’s Retainer Compensation. If a properly completed and executed Election Form is not actually received by the Plan Administrator (or, if authorized by the Plan Administrator for this purpose, the Recordkeeper) by the time prescribed in subsection (a)(1) above, the Eligible Director will be deemed to have elected not to defer any Retainer Compensation for the applicable calendar year. Except as provided in the next sentence, an election is irrevocable once received and determined by the Plan Administrator to be properly completed (and such determination shall be made not later than the last date for making the election in question). Increases or decreases in the amount or percentage an Eligible Director elects to defer for a calendar year shall not be permitted from and after the beginning of the calendar year to which the deferral election applies (or in the case of a Newly Eligible Director’s first calendar year, from and after the effective date of his or her deferral election for such calendar year). Notwithstanding the preceding sentence, if an Eligible Director receives a distribution on account of an Unforeseeable Emergency pursuant to Section 6.06, the Plan Administrator may cancel the Eligible Director’s deferral election for the calendar year in which such distribution occurs. If an election is cancelled because of a distribution on account of an Unforeseeable Emergency, such cancellation shall permanently apply to the deferral election for such calendar year, and the Director may be eligible to make a new deferral election only for a subsequent calendar year (and only as permitted by the rules in Sections 4.01 and 4.02).
(2)    Effective for Compensation Years beginning before October 1, 2013 (October 1, 2012, for a Director joining the Board after 2011), a separate deferral election under subsection (a) above must be made by an Eligible Director for each Compensation Year’s Retainer Compensation that is eligible for deferral. If a properly completed and executed Election Form is not actually received by the Plan Administrator (or, if authorized by the Plan Administrator for this purpose, the Recordkeeper) by the time prescribed in subsection (a)(2) above, the Eligible Director will be deemed to have elected not to defer any Retainer Compensation for the applicable Compensation Year. Except as provided in the next sentence, an election is irrevocable once received and determined by the Plan Administrator to be properly completed (and such determination shall be made not later than the last date for making the election in question). Increases or decreases in the amount or percentage an Eligible Director elects to defer shall not be permitted from and after the beginning of the calendar year during which the applicable Compensation Year begins (or in the case of a Newly Eligible Director’s first Compensation Year, from and after the date he or she becomes an Eligible Director); provided that if an Eligible Director receives a distribution on account of an Unforeseeable Emergency pursuant to Section 6.06, the Plan Administrator may cancel the Eligible Director’s deferral election for the year in which such distribution occurs. If an election is cancelled because of a distribution on account of an Unforeseeable Emergency, such cancellation shall permanently apply to the deferral election for such year, and the Director may be eligible to make a new deferral election only for a subsequent year (and only as permitted by the rules in Sections 4.01 and 4.02).

(c)    Beneficiaries. A Participant may designate on the Election Form (or in some other manner authorized by the Plan Administrator) one or more Beneficiaries to receive payment, in the event of his or her death, of the amounts credited to his or her Account; provided that, to be effective, any Beneficiary designation must be in writing, signed by the Participant, and must meet such other standards (including any requirement for spousal consent) as the Plan Administrator shall require from time to time. The Beneficiary designation must also be filed with the Plan Administrator (or Recordkeeper, if designated by the Plan Administrator for this purpose) prior to the Participant’s death. An incomplete Beneficiary designation, as determined by the Plan Administrator (or Recordkeeper, if designated by the Plan Administrator for this purpose), shall be void and of no effect. In determining whether a Beneficiary designation that relates to the Plan is in effect, unrevoked designations that were received under the Pre-409A Program or prior to the Effective Date shall be considered. A Beneficiary designation of an individual by name remains in effect regardless of any change in the designated individual’s relationship to the Participant. Any Beneficiary designation submitted to the Plan Administrator (or Recordkeeper, if designated by the Plan Administrator for this purpose) that only specifies a Beneficiary by relationship shall not be considered an effective Beneficiary designation and shall be void and of no effect. If more than one Beneficiary is specified and the Participant fails to indicate the respective percentage applicable to two or more Beneficiaries, then each Beneficiary for whom a percentage is not designated will be entitled to an equal share of the portion of the Account (if any) for which percentages have not been designated. At any time, a Participant may change a Beneficiary designation for his or her Account in a writing that is signed by the Participant and filed with the Plan Administrator (or Recordkeeper, if designated by the Plan Administrator for this purpose) prior to the Participant’s death, and that meets such other standards as the Plan Administrator shall require from time to time. An individual who is otherwise a Beneficiary with respect to a Participant’s Account ceases to be a Beneficiary when all payments have been made from the Account.
4.03    Period of Deferral; Form of Payment:
(a)    Period of Deferral. An Eligible Director making a deferral election shall specify a deferral period on his or her Election Form by designating either a Specific Payment Date or the date he or she incurs a Separation from Service. Solely for elections made prior to March 11, 2011, an Eligible Director’s Specific Payment Date shall not be later than his or her 80th birthday (and the specification of such a later date shall be deemed instead to specify the Director’s 80th birthday as the Specific Payment Date). In addition, an Eligible Director shall be deemed to have elected a period of deferral of not less than the first day of the Plan Year after (i) for elections made on or after March 11, 2011, the date that is 12 months after the date the Retainer Compensation would have been paid absent the deferral, and (ii) for elections made prior to March 11, 2011, the end of the Plan Year during which the Director Compensation would have been paid absent the deferral. If the Specific Payment Date selected by an Eligible Director would result in a period of deferral that is less than the minimum, the Eligible Director shall be deemed to have selected a Specific Payment Date equal to the minimum period of deferral as provided in the preceding sentence. If an Eligible Director fails to affirmatively designate a period of deferral on his or her Election Form, he or she shall be deemed to have specified the date on which he or she incurs a Separation from Service.

(b)    Form of Payment. This subsection (b) is effective for elective deferral elections filed for Compensation Years beginning from and after October 1, 2009; see the Appendix for rules applicable prior to that date.
(1)    Elections on or After March 11, 2011. Effective for elections made on or after March 11, 2011, an Eligible Director making a deferral election shall specify a form of payment on his or her Election Form by designating either a lump sum payment or annual installment payments to be paid over a period of 5 or 10 years.
(2)    Elections Prior to March 11, 2011. Effective for elections made prior to March 11, 2011, an Eligible Director making a deferral election shall specify a form of payment on his or her Election Form by designating either a lump sum payment or annual installment payments to be paid over a period of 5 years but not later than the Eligible Director’s 80th birthday. If the Eligible Director elects installment payments and the installments would otherwise extend beyond the Eligible Director’s 80th birthday, such election shall be treated as an election for installments over a period of whole and partial years that ends on the Eligible Director’s 80th birthday; provided that the amounts to be distributed in connection with the installments prior to the Eligible Director’s 80th birthday shall be determined in accordance with Section 6.08 by assuming that the installments shall continue for the full number of installments with the entire remaining amount of the relevant Deferral Subaccount distributed on the Eligible Director’s 80th birthday.
If an Eligible Director fails to make a form of payment election for a deferral under paragraphs (1) or (2) above, he or she shall be deemed to have elected a lump sum payment. Initial form of payment elections for Mandatory Deferrals are governed by Section 4.05.

4.04    Second Look Election:
(a)    General. Subject to subsection (b) below and the next two sentences, a Participant who has made a valid initial deferral in accordance with the foregoing provisions of this Article may subsequently make additional elections regarding the time and/or form of payment of his or her deferral. This opportunity to modify the Participant’s initial election is referred to as a “Second Look Election.” For periods before January 1, 2020, a Participant was eligible to make only one Second Look Election with respect to each individual deferral under the Plan.
(b)    Requirements for Second Look Elections. A Second Look Election must be made on an Election Form that the Plan Administrator provides for this purpose, and it must comply with all of the following requirements:
(1)    If a Participant’s initial election for a deferral (or the latest subsequent Second Look Election) specified payment based on a Specific Payment Date, the Participant may only change the payment terms for such deferral through a Second Look Election if the election is made at least 12 months before the Participant’s original (or if applicable, last subsequently elected) Specific Payment Date. In addition, in this case the Participant’s Second Look Election must provide for a new Specific Payment Date that is at least five years after the original (or if applicable, last subsequently elected) Specific Payment Date. For Second Look Elections made prior to March 11, 2011, if the Specific Payment Date applicable pursuant to the Second Look Election was after the Participant’s 80th birthday, either by the Participant’s choice or if necessary to comply with the five-year rule stated above, the Second Look Election was void.
(2)    If a Participant’s initial election specified payment based on the Participant’s Separation from Service, which for purposes of this Section excludes Death or Disability, the Participant may only make a Second Look Election if the election is made at least 12 months before the Participant’s Separation from Service. In addition, in this case each Second Look Election by a Participant must delay the payment of the Participant’s deferral for at least five years. For example, the Second Look Election must delay the payment of the Participant’s deferral to a new Specific Payment Date that turns out to be at least five years after the later of (i) the payment date for the Participant’s Separation from Service that is applicable under Section 6.03(b) or (ii) the last Specific Payment Date following the Participant’s Separation from Service that was designated in a prior Second Look Election. If the new Specific Payment Date selected in the Second Look Election turns out to be less than five years after the payment date for the Participant’s Separation from Service that is applicable under Section 6.03(b), the Second Look Election is void.
(3)    Neither a Separation from Service nor a period of delay after a Separation from Service may be specified as the payout date resulting from a Second Look Election.
(4)    To the extent permitted by subsection (a) above, a Participant may make an unlimited number of Second Look Elections for each individual deferral, but each Second Look Election must comply with all of the relevant requirements of this Section.
(5)    A Participant who uses a Second Look Election to change the form of the Participant’s payment from a lump sum to installments shall be subject to the rules for installment payment elections in Sections 4.03(b)(1) and (2), and such installment payments must begin no earlier than five years after when the lump sum payment would have been paid based upon the Participant’s initial election (or if applicable, the Participant’s subsequent Second Look Election)
(6)    If a Participant’s initial election (or if applicable, the Participant’s Second Look Election) specified payment in the form of installments and the Participant wants to elect installment payments over a greater or lesser number of years, the election will be subject to the provisions of the Plan regarding installment payment elections in Section 4.03(b)(1) and (2), and the first payment date of the new installment payment schedule must be no earlier than five years after the first payment date that applied under the Participant’s initial (or, if applicable, subsequent) installment election..

(7)    If a Participant’s initial (or if applicable, the Participant’s Second Look Election) election specified payment in the form of installments and the Participant wants to elect instead payment in a lump sum, the earliest payment date of the lump sum must be no earlier than five years after the first payment date that applied under the Participant’s initial (or, if applicable, subsequent) installment election.
(8)    For purposes of this Section and compliance with Section 409A, all of a Participant’s installment payments related to a specific deferral election shall be treated as a single payment.
A Second Look Election will be void and payment will be made based on the Participant’s original election under Section 4.03 if all of the relevant provisions of this subsection (b) are not satisfied in full. However, if a Participant’s Second Look Election becomes effective in accordance with the provisions of this subsection (b), the Participant’s original (or, if applicable, subsequent) election shall be superseded (including any Specific Payment Date specified therein), and the original (or, if applicable, subsequent) election shall not be taken into account with respect to the deferral that is subject to the effective and superseding Second Look Election.
(c)    Plan Administrator’s Role. Each Participant has the sole responsibility to elect a Second Look Election by contacting the Plan Administrator (or, if authorized by the Plan Administrator, the Recordkeeper) and to comply with the requirements of this Section. The Plan Administrator or the Recordkeeper may provide a notice of a Second Look Election opportunity to some or all Participants, but the Recordkeeper and Plan Administrator is under no obligation to provide such notice (or to provide it to all Participants, in the event a notice is provided only to some Participants). The Recordkeeper and the Plan Administrator have no discretion to waive or otherwise modify any requirement for a Second Look Election set forth in this Section or in Section 409A.
4.05    Mandatory Deferrals:
(a)    General. As provided in this Section, the Board of Directors of the Company may require that Director Compensation be deferred under the Plan. Such portion of an Eligible Director’s Director Compensation that the Board of Directors of the Company requires to be deferred under this Section 4.05 shall be referred to as a “Mandatory Deferral.”
(b)    Time for Committee’s Determination. To be effective hereunder, any determination by the Board of Directors of the Company to require a Mandatory Deferral of a portion of an Eligible Director’s Director Compensation must be made no later than the December 31 immediately preceding the calendar year in which the Eligible Director performs the services to which such Director Compensation relates (or, to the extent the Eligible Director is not permitted to make any payment election with respect to such Mandatory Deferral and it would result in a later deadline, immediately prior to the time the Eligible Director first has a legally binding right to such Director Compensation). As of such date or time, the determination by the Board of Directors of the Company to require the deferral of the Director Compensation shall be irrevocable. Any Mandatory Deferral shall be credited to a separate Deferral Subaccount that is maintained for such Mandatory Deferral.

(c)    Current Mandatory Deferrals. Pursuant to a September 14, 2007 resolution of the Board of Directors of the Company, a Mandatory Deferral of $150,000 shall be credited as of October 1 of each year to each individual who is an Eligible Director on such October 1, commencing with a Mandatory Deferral on October 1, 2007; provided that (1) a Director newly appointed or elected to the Board of Directors of the Company shall be credited with a pro-rated Mandatory Deferral as of the commencement date of his or her status as a Director, with such pro-rated amount determined by multiplying such Mandatory Deferral by the ratio of the number of full and partial quarters remaining during the Applicable 12-Month Period (as defined below) as of such commencement date over four, and (2) the Board of Directors of the Company retains the discretion to change the amount subject to Mandatory Deferral or eliminate Mandatory Deferrals entirely with respect to Applicable 12-Month Periods after the 2007-2008 Compensation Year. At the same time, any such discretion shall not alter the determination to defer Director Compensation to the extent such determination has become irrevocable with respect to specific Director Compensation in accordance with subsection (b) above. However, the preceding sentence shall not limit the discretion of the Company’s Board of Directors to forfeit outright specific Director Compensation. For purposes of this Section, “Applicable 12-Month Period” shall mean the 12-month period that begins on October 1 of a year and ends on September 30 of the following year.
(d)    Time and Form of Payment. Each Mandatory Deferral shall be distributed in accordance with Section 6.07. The Eligible Director shall specify the form of payment of each of his or her Mandatory Deferrals in accordance with the following:
(1)    Elections on or After March 11, 2011. Effective for elections made on or after March 11, 2011, an Eligible Director shall designate either a lump sum payment or annual installment payments to be paid over a period of 5 or 10 years.
(2)    Elections Prior to March 11, 2011. Effective for elections made prior to March 11, 2011, an Eligible Director shall designate either a lump sum payment or annual installment payments to be paid over a period of 5 years. Installments are not available if the first installment would begin on or after the Eligible Director’s 80th birthday. If the Eligible Director elects installment payments and the installments would otherwise begin before and extend beyond the Eligible Director’s 80th birthday, such election shall be treated as an election for installments over a period of whole and partial years that ends on the Eligible Director’s 80th birthday; provided that the amounts to be distributed in connection with the installments prior to the Eligible Director’s 80th birthday shall be determined in accordance with Section 6.08 by assuming that the installments shall continue for the full number of installments, with the entire remaining amount of the relevant Deferral Subaccount distributed on the Eligible Director’s 80th birthday. No such election shall be permitted for the Mandatory Deferral for the 2007-2008 Compensation Year.
If permitted under paragraphs (1) or (2) above, an Eligible Director shall make a form of payment election with respect to a Mandatory Deferral no later than December 31 immediately preceding the calendar year in which the Eligible Director provides the services to which the Mandatory Deferral relates (although the Plan Administrator may adopt policies that encourage or require earlier submission of election forms). In addition, an individual shall not be eligible to make a form of payment election for a Mandatory Deferral granted to an individual for his first Applicable 12-Month Period as an Eligible Director, unless such individual submits the election prior to becoming an Eligible Director or otherwise prior to rendering services as an Eligible Director, and then such election shall be effective immediately upon commencement of the individual’s status as an Eligible Director or otherwise upon commencement of his or her services as an Eligible Director. If an Eligible Director does not (or is not permitted to) make a form of payment election for a Mandatory Deferral, the Mandatory Deferral shall be paid in a lump sum. On and after January 1, 2020, an Eligible Director shall be entitled to change the time and form of payment of Mandatory Deferrals that are distributable on account of Separation from Service (other than for Disability or Death) in accordance with Section 4.04. Prior to January 1, 2020, an Eligible Director shall be entitled to elect to change the time and form of payment in accordance with Section 4.04 only to the extent expressly permitted by the Board of Directors.

Article V – INTERESTS OF PARTICIPANTS
5.01    Accounting for Participants’ Interests:
(a)    Deferral Subaccounts. Each Participant shall have at least one separate Deferral Subaccount for each separate deferral of Director Compensation made by or for the Participant under this Plan. A Participant’s deferral shall be credited as of the date of the deferral to his or her Account as soon as administratively practicable following the date the compensation would be paid in the absence of a deferral (or as specified in Section 4.05, in the case of a Mandatory Deferral). A Participant’s Account is a bookkeeping device to track the value of the Participant’s deferrals and the Company’s liability therefor. No assets shall be reserved or segregated in connection with any Account, and no Account shall be insured or otherwise secured.
(b)    Account Earnings or Losses. As of each Valuation Date, a Participant’s Account shall be credited with earnings and gains (and shall be debited for expenses and losses) determined as if the amounts credited to the Participant’s Account had actually been invested in accordance with this Article. The Plan provides only for “phantom investments,” and therefore such earnings, gains, expenses and losses are hypothetical and not actual. However, they shall be applied to measure the value of a Participant’s Account and the amount of the Company’s liability to make deferred payments to or on behalf of the Participant.
5.02    Phantom Investment of Account:
(a)    General. Each of a Participant’s Deferral Subaccounts shall be invested on a phantom basis as provided in this Section.
(1)    Participants Who Are Currently Directors. The Deferral Subaccounts of a Participant who is currently a Director shall be invested on a phantom basis solely in PepsiCo Common Stock pursuant to subsection (b) below.
(2)    All Other Participants. Not before the later of a Participant’s diversification date (as defined below) and March 11, 2011, the Deferral Subaccounts of a Participant who ceases to be a Director may be invested on a phantom basis in any combination of phantom investment options specified by the Participant (or following the Participant’s death, by his or her Beneficiary) from the option in subsection (b) and those options offered by the Plan Administrator under subsection (c) below for this purpose from time to time. A Participant’s diversification date shall be the first day of the calendar quarter beginning after the first anniversary of when he or she ceases to be a Director. Prior to the later of a Participant’s diversification date and March 11, 2011, the Deferral Subaccounts of a Participant who ceases to be a Director shall be invested on a phantom basis solely in PepsiCo Common Stock pursuant to subsection (b) below. The effective date of an investment election that is permissible under this subsection is determined under subsection (d) below.
(3)    Participants Who Return to Director Status. If a former Director subsequently returns to Director status, deferrals made during the period prior to his or her return to Director status shall be subject to paragraph (2) above, and deferrals made during the period in which he or she is again a Director shall be subject to paragraph (1) above.
(b)    Phantom PepsiCo Common Stock. Participant Accounts invested in this phantom option are adjusted to reflect an investment in PepsiCo Common Stock. An amount deferred into this option is converted to phantom shares (or units) of PepsiCo Common Stock of equivalent value by dividing such amount by the Fair Market Value of a share of PepsiCo Common Stock (or of a unit in the Account) on the Valuation Date as of which the amount is treated as invested in this option by the Plan Administrator. The Plan Administrator shall adopt a fair valuation methodology for valuing a phantom investment in this option, such that the value shall reflect the complete value of an investment in PepsiCo Common Stock in accordance with the following paragraphs below.
(1)    The Plan Administrator shall value a phantom investment in PepsiCo Common Stock pursuant to an accounting methodology which unitizes partial shares as well as any amounts that would be received by the Account as dividends (if dividends were paid on phantom shares/units of PepsiCo Common Stock as they are on actual shares of equivalent value). For the time period this methodology is chosen, partial shares and the above dividends shall be converted to units and credited to the Participant’s investment in the phantom PepsiCo Common Stock.
(2)    A Participant’s interest in the phantom PepsiCo Common Stock is valued as of a Valuation Date by multiplying the number of phantom shares (or units) credited to his or her Account on such date by the Fair Market Value of a share of PepsiCo Common Stock (or of a unit in the Account) on such date.
(3)    If shares of PepsiCo Common Stock change by reason of any stock split, stock dividend, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or any other corporate change treated as subject to this provision by the Plan Administrator, such equitable adjustment shall be made in the number and kind of phantom shares/units credited to an Account or Deferral Subaccount as the Plan Administrator may determine to be necessary or appropriate.
(4)    In no event will shares of PepsiCo Common Stock actually be purchased or held under this Plan, and no Participant shall have any rights as a shareholder of PepsiCo Common Stock on account of an interest in this phantom option.
(c)    Other Funds. From time to time, the Plan Administrator shall designate which (if any) other investment options shall be available as phantom investment options under the Plan. These phantom investment options shall be described in materials provided to Participants from time to time. Any of these phantom investment options shall be administered under procedures implemented from time to time by the Plan Administrator. Unless otherwise specified in these materials or procedures, in the case of any such phantom investment option that is based on a unitized fund, an amount deferred or transferred into such option is converted to phantom units in the applicable fund of equivalent value by dividing such amount by the NAV of a unit in such fund on the Valuation Date as of which the amount is treated as invested in this option by the Plan Administrator. Thereafter, a Participant’s interest in each such phantom option is valued as of a Valuation Date (or a Distribution Valuation Date) by multiplying the number of phantom units credited to his or her Account on such date by the NAV of a unit in such fund on such date. The Plan Administrator may discontinue any phantom investment option with respect to some or all Accounts, and it may provide rules for transferring a Participant’s phantom investment from the discontinued option to a specified replacement option (unless the Participant selects another replacement option in accordance with such requirements as the Plan Administrator may apply).
(d)    Fund Transfers. A Participant may reallocate previously deferred amounts in a Deferral Subaccount (to the extent subsection (c)’s phantom investment options are available for such amounts) by properly completing and submitting a fund transfer form provided by the Plan Administrator or Recordkeeper and specifying, in one percent increments, the reallocation of his or her Deferral Subaccount among the phantom investment options then offered by the Plan Administrator for this purpose. (The rules relating to non-paper formats for Election Forms shall also apply to the fund transfer form.) If a fund transfer form provides for investing less than or more than 100% of the Participant’s Deferral Subaccount, it will be void and disregarded. Any transfer form that is not void under the preceding sentence shall be effective as of the Valuation Date next occurring after its receipt by the Recordkeeper, but the Plan Administrator or Recordkeeper may also specify a minimum number of days in advance of which such transfer form must be received in order for the form to become effective as of such next Valuation Date. If more than one fund transfer form is received on a timely basis, the form that the Plan Administrator or Recordkeeper determines to be the most recent shall be followed.
(e)    Authority of Recordkeeper. Any valuation or other determination that is required to be made under this Section by the Plan Administrator may also be made by the Recordkeeper, if the Recordkeeper has been authorized by the Plan Administrator to make such valuation or determination.
(f)    Phantom PepsiCo Common Stock Fund Restrictions. Notwithstanding the preceding provisions of this Section, the Plan Administrator may at any time alter the effective date of any investment or allocation involving the Phantom PepsiCo Common Stock Fund pursuant to Section 7.03(j) (relating to safeguards against insider trading). The Plan Administrator may also, to the extent necessary to ensure compliance with Rule 16b-3(f) of the Act, arrange for tracking of any such transaction defined in Rule 16b-3(b)(1) of the Act and bar any such transaction to the extent it would not be exempt under Rule 16b-3(f). The Company may also impose blackout periods pursuant to the requirements of the Sarbanes-Oxley Act of 2002 whenever the Company determines that circumstances warrant. Further, the Company may impose quarterly blackout periods on insider trading in the Phantom PepsiCo Common Stock Fund as needed (as determined by the Company), timed to coincide with the release of the Company’s quarterly earnings reports. The commencement and termination of these blackout periods in each quarter, the parties to which they apply and the activities they restrict shall be as set forth in the official insider trading policy promulgated by the Company from time to time. These provisions shall apply notwithstanding any provision of the Plan to the contrary except Section 7.07 (relating to compliance with Section 409A).

5.03    Vesting of a Participant’s Account:
A Participant’s interest in the value of his or her Account shall at all times be 100% vested, which means that it will not forfeit as a result of his or her Separation from Service.
5.04    Prohibited Misconduct.
(a)    Effective for Mandatory Deferrals and elective deferrals of Director Compensation that are credited to the Plan during or subsequent to the 2011-2012 Compensation Year, a Participant who engages in “Prohibited Misconduct” shall, at the sole discretion of the Board of Directors of the Company (and in addition to any other remedies available to the Board and/or the Company), forfeit the entire amount in his or her Account attributable to – (i) Mandatory Deferrals of Director Compensation that are credited to the Plan during or subsequent to the 2011-2012 Compensation Year, including all current and future earnings and gains thereon, and (ii) all current and future earnings and gains attributable to elective deferrals of Director Compensation that are credited to the Plan during or subsequent to the 2011-2012 Compensation Year.
(b)    For purposes of subsection (a) above, “Prohibited Misconduct” shall mean: (i) the use for profit or disclosure to unauthorized persons of confidential information or trade secrets of the Company; (ii) the breach of any contract with the Company or violation of any obligation to the Company, including, without limitation, a violation of the Company’s Worldwide Code of Conduct; (iii) engaging in unlawful trading in the securities of the Company or of another company based on information gained as a result of the Participant’s position with the Company; or (iv) the commission of a felony or other serious crime. Nothing contained in the Plan or in any other confidentiality provision to which the Participant may be subject as a result of the Participant serving as a Director, shall prohibit the Participant from communicating with government authorities concerning any possible legal violations without notice to the Company, participating in government investigations, and/or receiving any applicable award for providing information to government authorities.  The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by the privilege.

Article VI – DISTRIBUTIONS
6.01    General:
A Participant’s Deferral Subaccount(s) shall be distributed as provided in this Article, subject in all cases to Section 7.03(j) (relating to safeguards against insider trading) and Section 7.06 (relating to compliance with Section 16 of the Act). All Deferral Subaccount balances shall be distributed in cash; provided, however, that effective for distributions made after September 12, 2008, the distribution of a Participant’s interest in phantom PepsiCo Common Stock shall be paid in shares of PepsiCo Common Stock which will be deemed to have been distributed under the PepsiCo, Inc. 2007 Long Term Incentive Plan or any successor plan thereto and will count against the limit on the number of shares of PepsiCo Common Stock available for distribution thereunder. If the number of shares of PepsiCo Common Stock to be distributed is not a whole number of shares, the number of shares to be distributed will be rounded down to the closest whole number of shares and the remaining amount will be paid in cash based on the Fair Market Value of a share of PepsiCo Common Stock on the Distribution Valuation Date corresponding to the distribution. In no event shall any portion of a Participant’s Account be distributed earlier or later than is allowed under Section 409A. The following general rules shall apply for purposes of interpreting the provisions of this Article VI.
(a)    Section 6.02 (Distributions Based on a Specific Payment Date) applies when a Participant has elected to defer until a Specific Payment Date and the Specific Payment Date is reached before the Participant’s Disability or death. If such a Participant dies prior to the Specific Payment Date, Section 6.04 shall apply to the extent it would result in an earlier distribution of all or part of a Participant’s Account. If such a Participant becomes Disabled prior to the Specific Payment Date, Section 6.05 shall apply to the extent it would result in an earlier distribution of all or part of a Participant’s Account.
(b)    Section 6.03 (Distributions on Account of a Separation from Service) applies when a Participant has elected to defer until a Separation from Service and then the Participant Separates from Service (other than as a result of death). Subsections (c) and (d) of this Section provide for when Section 6.04 or 6.06 take precedence over Section 6.03.
(c)    Section 6.04 (Distributions on Account of Death) applies when the Participant dies. If a Participant is entitled to receive or is receiving a distribution under Section 6.02 or 6.03 (see below) at the time of his or her death, Section 6.04 shall take precedence over those sections to the extent Section 6.04 would result in an earlier distribution of all or part of a Participant’s Account.
(d)    Section 6.05 (Distributions on Account of Disability) applies when the Participant becomes Disabled. If a Participant who becomes Disabled dies, Section 6.04 shall take precedence over Section 6.05 to the extent it would result in an earlier distribution of all or part of a Participant’s Account. If a Participant is entitled to receive or is receiving a distribution under Section 6.02 or 6.03 at the time of his Disability, Section 6.05 shall take precedence over those sections to the extent Section 6.05 would result in an earlier distribution of all or part of a Participant’s Account.

(e)    Section 6.06 (Distributions on Account of Unforeseeable Emergency) applies when the Participant incurs an Unforeseeable Emergency prior to when a Participant’s Account is distributed under Sections 6.02 through 6.05. In this case, the provisions of Section 6.06 shall take precedence over Sections 6.02 through 6.05 to the extent Section 6.06 would result in an earlier distribution of all or part of the Participant’s Account.
6.02    Distributions Based on a Specific Payment Date:
This Section shall apply to distributions that are to be made upon the occurrence of a Specific Payment Date. In the event a Participant’s Specific Payment Date for a Deferral Subaccount is reached before (i) the Participant’s Disability or (ii) the Participant’s death, such Deferral Subaccount shall be distributed based on the occurrence of such Specific Payment Date in accordance with the following terms and conditions:
(a)    If a Participant’s Deferral Subaccount is to be paid in the form of a lump sum pursuant to Sections 4.03 or 4.04, whichever is applicable, the Deferral Subaccount shall be valued as of the last Distribution Valuation Date that occurs on or immediately precedes the Specific Payment Date, and the resulting amount shall be paid in a single lump sum on the Specific Payment Date.
(b)    If a Participant’s Deferral Subaccount is to be paid in the form of installments pursuant to Section 4.03 or 4.04, whichever is applicable, the Deferral Subaccount shall be valued as of the last Distribution Valuation Date that occurs on or immediately precedes the Specific Payment Date and the first installment payment shall be paid on the Specific Payment Date. Thereafter, installment payments shall continue in accordance with the schedule elected by the Participant on the Election Form or the Second Look Election (whichever is applicable, and subject in each case to the provisions of this Plan that constrain such elections), except as provided in Sections 6.04, 6.05 and 6.06 (relating to distributions on account of death, Disability and Unforeseeable Emergency). The amount of each installment shall be determined under Section 6.08. Notwithstanding the preceding provisions of this subsection (b), if before the date the last installment distribution is processed for payment the Participant would be entitled to a distribution in accordance with Sections 6.04 or 6.05 (relating to a distribution on account of death or Disability), the remaining balance of the Participant’s Deferral Subaccounts that would otherwise be distributed based on such Specific Payment Date shall instead be distributed in accordance with Section 6.04 or 6.05 (relating to distributions on account of death or Disability), whichever applies, but only to the extent it would result in an earlier distribution of the Participant’s Subaccounts in the case of Section 6.04 or 6.05.
6.03    Distributions on Account of a Separation from Service:
This Section shall apply to distributions that are to be made upon Separation from Service. When used in this Section, the phrase “Separation from Service” shall only refer to a Separation from Service that is not for Disability or death.
(a)    If the Participant’s Separation from Service is prior to the Specific Payment Date that is applicable to a Deferral Subaccount, the Participant’s deferral election pursuant to Sections 4.03 or 4.04 (i.e., time and form of payment) shall continue to be given effect, and the Deferral Subaccounts shall be distributed based upon the provisions of Section 6.02.
(b)    If the Participant has selected payment of his or her deferral on account of Separation from Service, distribution of the related Deferral Subaccount shall commence as follows:
(1)    for deferrals of Director Compensation other than Mandatory Deferrals, distribution of the related Deferral Subaccount shall commence on the first day of the Plan Year following the end of the Plan Year in which the Participant’s Separation from Service occurs; and
(2)    for Mandatory Deferrals, distribution of the related Deferral Subaccount shall commence on the first day of the calendar quarter beginning after the first anniversary of the Participant’s Separation from Service occurs.
(c)    The distribution provided in subsection (b) shall be made in either a single lump sum payment or in installment payments depending upon the Participant’s deferral election under Sections 4.03, 4.04 or 4.05. If the Deferral Subaccount is to be paid in the form of a lump sum, the Deferral Subaccount shall be valued as of the last Distribution Valuation Date that occurs on or immediately precedes the date of the Participant’s Separation from Service and the resulting amount shall be distributed in a lump sum on the date specified in subsection (b) above. If a Participant’s Deferral Subaccount is to be paid in the form of installments pursuant to Section 4.03 or 4.04, whichever is applicable, the Deferral Subaccount shall be valued as of the last Distribution Valuation Date that occurs on or immediately precedes the date of the Participant’s Separation from Service and the first installment payment shall be paid on the date specified in subsection (b) above. Thereafter, installment payments shall continue in accordance with the schedule elected by the Participant on his/her deferral election form or Second Look Election (and subject in each case to the provisions of this Plan that constrain such elections), except as provided in Sections 6.04, 6.05 and 6.06 (relating to distributions on account of death, Disability and Unforeseeable Emergency). The amount of each installment shall be determined under Section 6.08. Notwithstanding the preceding provisions of this subsection (c), if before the date the last installment distribution is processed for payment the Participant would be entitled to a distribution in accordance with Sections 6.04 or 6.05 (relating to a distribution on account of death or Disability), the remaining balance of the Participant’s Deferral Subaccounts that would otherwise be distributed based on such Separation from Service shall instead be distributed in accordance with Section 6.04 or 6.05 (relating to distributions on account of death or Disability), whichever applies, but only to the extent it would result in an earlier distribution of the Participant’s Subaccounts in the case of Section 6.04 or 6.05.
(d)    Notwithstanding subsections (a), (b) and (c) above, if the Participant is classified as a Key Employee at the time of the Participant’s Separation from Service (or at such other time for determining Key Employee status as may apply under Section 409A), then such Participant’s Account shall not be paid, as a result of the Participant’s Separation from Service, earlier than the date that is at least 6 months after the Participant’s Separation from Service. In such event:

(1)    any applicable lump sum payment shall be valued as of the Distribution Valuation Date that corresponds to the date that is 6 months after the date of the Participant’s Separation from Service and the resulting amount shall be distributed on the date that is 6 months after the date of the Participant’s Separation from Service; and
(2)    any installment payments that would otherwise have been paid during such 6 month period shall be valued as of the Distribution Valuation Date that corresponds to the date that is 6 months after the date of the Participant’s Separation from Service pursuant to Section 6.08 and the resulting amount(s) shall be distributed in a lump sum on the date that is 6 months after the date of the Participant’s Separation from Service and the installment stream shall continue from that point in accordance with the applicable schedule.
(e)    If the Participant is receiving installment payments for one or more Deferral Subaccounts in accordance with Section 6.02 at the time of his or her Separation from Service, such installment payments shall continue to be paid based upon the Participant’s deferral election (but subject to acceleration under Sections 6.04, 6.05 and 6.06 relating to distributions on account of death, Disability and Unforeseeable Emergency).
6.04    Distributions on Account of Death:
(a)    Upon a Participant’s death, the Participant’s Account under the Plan shall be valued as of the first Distribution Valuation Date of the first Plan Year following the Participant’s death and the resulting amount shall be distributed in a single lump sum payment on such date. If the Participant is receiving installment payments at the time of the Participant’s death, such installment payments shall continue in accordance with the terms of the Participant’s deferral election that governs such payments until the time that the lump sum payment is due to be paid under the provisions of the preceding sentence of this subsection (a). Immediately prior to the time that such lump sum payment is to be paid all installment payments shall cease and the remaining balance of the Participant’s Account shall be distributed at such scheduled payment time in a single lump sum. Amounts paid following a Participant’s death, whether a lump sum or continued installments, shall be paid to the Participant’s Beneficiary. If some but not all of the persons designated as Beneficiaries by a Participant to receive his or her Account at death predecease the Participant, the Participant’s surviving Beneficiaries shall be entitled to the portion of the Participant’s Account intended for such pre-deceased persons in proportion to the surviving Beneficiaries’ respective shares.
(b)    If no designation is in effect at the time of a Participant’s death (as determined by the Plan Administrator) or if all persons designated as Beneficiaries have predeceased the Participant, then the payments to be made pursuant to this Section shall be distributed as follows:

(1)    If the Participant is married at the time of his/her death, all payments made pursuant to this Section shall be paid to the Participant’s spouse; and

(2)    If the Participant is not married at the time of his/her death, all payments made pursuant to this Section shall be paid to the Participant’s estate.
The Plan Administrator shall determine whether a Participant is “married” and shall determine a Participant’s “spouse” based on the state or local law where the Participant has his/her primary residence at the time of death. The Plan Administrator is authorized to make any applicable inquires and to request any documents, certificates or other information that it deems necessary or appropriate in order to make the above determinations.
(c)    Prior to the time the value of the Participant’s Account is distributed under this Section, the Participant’s Beneficiary may apply for a distribution under Section 6.06 (relating to a distribution on account of an Unforeseeable Emergency).
(d)    Any claim to be paid any amounts standing to the credit of a Participant in connection with the Participant’s death must be received by the Recordkeeper or the Plan Administrator at least 14 days before any such amount is paid out by the Recordkeeper. Any claim received thereafter is untimely, and it shall be unenforceable against the Plan, the Company, the Plan Administrator, the Recordkeeper or any other party acting for one or more of them.
6.05    Distributions on Account of Disability:
If a Participant incurs a Disability, the Participant’s Account shall be distributed in accordance with the terms and conditions of this Section.
(a)    Prior to the time that an amount would become distributable under this Article, if a Participant believes he or she is suffering from a Disability, the Participant shall file a written request with the Recordkeeper for payment of the entire amount credited to his or her Account in connection with Disability. After a Participant has filed a written request pursuant to this Section, along with all supporting material that may be required by the Recordkeeper from time to time, the Recordkeeper shall determine within 45 days (or such other number of days as allowed by applicable law if special circumstances warrant additional time) whether the Participant meets the criteria for a Disability. In addition, to the extent required under Section 409A, if the Company becomes aware that the Participant appears to meet the criteria for a Disability, the Company shall advise the Recordkeeper and the Recordkeeper shall proceed to determine if the Participant meets the criteria for a Disability under this Plan, even if the Participant has yet not applied for payment from this Plan. To the extent practicable, the Participant shall be expected to permit whatever medical examinations are necessary for the Recordkeeper to make its determination. If the Recordkeeper determines that the Participant has satisfied the criteria for a Disability, the Participant’s Account shall be valued as of the Distribution Valuation Date that occurs on or immediately precedes the date on which the Participant became Disabled and the resulting amount shall be distributed in a single lump sum payment on the first day of the Plan Year following the end of the Plan Year in which the Disability determination is made.
(b)    If the Participant is receiving installment payments at the time of the Participant’s Disability, such installment payments shall continue to be paid in accordance with the provisions of the Participant’s applicable deferral election until the time that the lump sum payment is due to be paid under the provisions of subsection (a). Immediately prior to the time that such lump sum payment is scheduled to be paid, all installment payments shall cease and the remaining balance of the Participant’s Account shall be distributed at the time specified in subsection (a) in a single lump sum.
6.06    Distributions on Account of Unforeseeable Emergency:
Prior to the time that an amount would become distributable under Sections 6.02 through 6.05, a Participant or Beneficiary may file a written request with the Recordkeeper for accelerated payment of all or a portion of the amount credited to the Participant’s Account based upon an Unforeseeable Emergency. After an individual has filed a written request pursuant to this Section, along with all supporting material that may be required by the Recordkeeper from time to time, the Recordkeeper shall determine within 60 days (or such other number of days that is necessary if special circumstances warrant additional time) whether the individual meets the criteria for an Unforeseeable Emergency. If the Recordkeeper determines that an Unforeseeable Emergency has occurred, the Participant or Beneficiary shall receive a distribution from his or her Account on the date that such determination is finalized by the Recordkeeper. However, such distribution shall not exceed the dollar amount necessary to satisfy the Unforeseeable Emergency (plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution) after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
6.07    Distributions of Mandatory Deferrals:
This Section 6.07 shall govern the distribution of all Mandatory Deferrals under the Plan. Subject to the last sentence of this Section 6.07, a Participant’s Deferral Subaccount(s) for Mandatory Deferrals shall be distributed upon the earliest of the following to occur:
(a)    The Participant’s Separation from Service (other than on account of a Disability or death) pursuant to the distribution rules of Section 6.03;
(b)    The Participant’s death pursuant to the distribution rules of Section 6.04;
(c)    The Participant’s Disability pursuant to the distribution rules of Section 6.05; or
(d)    The occurrence of an Unforeseeable Emergency with respect to the Participant pursuant to the distribution rules of Section 6.06.
Notwithstanding the foregoing, the Board of Directors of the Company may specify different terms for the distribution of Mandatory Deferrals. Such specification may always occur not later than when the Mandatory Deferral becomes irrevocable under Section 4.05(c). Such specification may also occur later, but only to the extent that such later specification satisfies the requirements of Section 4.04 (as if it were an election by the Participant). In addition, on and after January 1, 2020, the Participant may change the time and form of payment of Mandatory Deferrals that are distributable on account of Separation from Service (other than for Disability or Death) in accordance with Section 4.04. Prior to January 1, 2020, the Participant may only make a Second Look Election under Section 4.04 to the extent expressly permitted by the Board of Directors.
6.08    Valuation:
In determining the amount of any individual distribution pursuant to this Article, the Participant's Deferral Subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Article V until the Distribution Valuation Date that is used in determining the amount of the distribution under this Article. If a particular Section in this Article does not specify a Distribution Valuation Date to be used in calculating the distribution, the Participant's Deferral Subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Article V until the Distribution Valuation Date on or most recently preceding the date of such distribution. In determining the value of a Participant’s remaining Deferral Subaccount following an installment distribution from the Deferral Subaccount (or a partial distribution under Section 6.06 relating to a distribution on account of an Unforeseeable Emergency), such distribution shall reduce the value of the Participant’s Deferral Subaccount as of the close of the Distribution Valuation Date on or most recently preceding the payment date for such installment (or partial distribution). The amount to be distributed in connection with any installment payment shall be determined by dividing the value of a Participant’s Deferral Subaccount as of such Distribution Valuation Date (determined before reduction of the Deferral Subaccount as of such Distribution Valuation Date in accordance with the preceding sentence) by the remaining number of installments to be paid with respect to the Deferral Subaccount.
6.09    Impact of Section 16 of the Act on Distributions:
The provisions of Section 7.06 shall apply in determining whether a Participant’s distribution shall be delayed beyond the date applicable under the preceding provisions of this Article VI.
6.10    Actual Payment Date:
An amount payable on a date specified in this Article VI shall be paid no later than the later of (a) the end of the calendar year in which the specified date occurs, or (b) the 15th day of the third calendar month following such specified date. In addition, the Participant (or Beneficiary) is not permitted to designate the taxable year of the payment.

Article VII – PLAN ADMINISTRATION
7.01    Plan Administrator:
The Plan Administrator is responsible for the administration of the Plan. The Plan Administrator has the authority to name one or more delegates to carry out certain responsibilities hereunder, as specified in the definition of Plan Administrator. To the extent not already set forth in the Plan, any such delegation shall state the scope of responsibilities being delegated and is subject to Section 7.06 below.
7.02    Action:
Action by the Plan Administrator may be taken in accordance with procedures that the Plan Administrator adopts from time to time or that the Company’s Law Department determines are legally permissible.
7.03    Powers of the Plan Administrator:
The Plan Administrator shall administer and manage the Plan and shall have (and shall be permitted to delegate) all powers necessary to accomplish that purpose, including the following:
(a)    To exercise its discretionary authority to construe, interpret, and administer this Plan;
(b)    To exercise its discretionary authority to make all decisions regarding eligibility, participation and deferrals, to make allocations and determinations required by this Plan, and to maintain records regarding Participants’ Accounts;
(c)    To compute and certify to the Company the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;
(d)    To authorize all disbursements by the Company pursuant to this Plan;
(e)    To maintain (or cause to be maintained) all the necessary records for administration of this Plan;
(f)    To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;
(g)    To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;
(h)    To change the phantom investment under Article V;
(i)    To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan; and

(j)    Notwithstanding any other provision of this Plan except Section 7.07 (relating to compliance with Section 409A), the Plan Administrator or the Recordkeeper may take any action the Plan Administrator determines is necessary to assure compliance with any policy of the Company respecting insider trading as may be in effect from time to time. Such actions may include altering the distribution date of Deferral Subaccounts. Any such actions shall alter the normal operation of the Plan to the minimum extent necessary.
The Plan Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters will be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (1) such discretion is not expressly granted by the Plan provisions in question, or (2) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Plan Administrator’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious.
7.04    Compensation, Indemnity and Liability:
The Plan Administrator will serve without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator will be paid by the Company. To the extent deemed appropriate by the Plan Administrator, any such expense may be charged against specific Participant Accounts, thereby reducing the obligation of the Company. No member of the Board of Directors (who serves as the Plan Administrator), and no individual acting as the delegate of the Board of Directors, shall be liable for any act or omission of any other member or individual, nor for any act or omission on his or her own part, excepting his or her own willful misconduct. The Company will indemnify and hold harmless each member of the Board of Directors and any employee of the Company (or a Company affiliate, if recognized as an affiliate for this purpose by the Plan Administrator) acting as the delegate of the Board of Directors against any and all expenses and liabilities, including reasonable legal fees and expenses, arising in connection with this Plan out of his or her membership on the Board of Directors (or his or her serving as the delegate of the Board of Directors), excepting only expenses and liabilities arising out of his or her own willful misconduct or bad faith.
7.05    Withholding:
The Company shall withhold from amounts due under this Plan, any amount necessary to enable the Company to remit to the appropriate government entity or entities on behalf of the Participant as may be required by the federal income tax provisions of the Code, by an applicable state’s income tax provisions, and by an applicable city, county or municipality’s earnings or income tax provisions. Further, the Company shall withhold from the payroll of, or collect from, a Participant the amount necessary to remit on behalf of the Participant any Social Security and/or Medicare taxes which may be required with respect to amounts deferred or accrued by a

Participant hereunder, as determined by the Company. In addition, to the extent required by Section 409A, amounts deferred under this Plan shall be reported to the Internal Revenue Service as provided by Section 409A, and any amounts that become taxable hereunder pursuant to Section 409A shall be reported as taxable compensation to the Participant as provided by Section 409A.
7.06    Section 16 Compliance:
(a)    In General. This Plan is intended to be a formula plan for purposes of Section 16 of the Act. Accordingly, in the case of a deferral or other action under the Plan that constitutes a transaction that could be covered by Rule 16b-3(d) or (e), if it were approved by the Company’s Board of Directors or Compensation Committee (“Board Approval”), it is intended that the Plan shall be administered by delegates of the Board of Directors, in the case of a Participant who is subject to Section 16 of the Act, in a manner that will permit the Board Approval of the Plan to avoid any additional Board Approval of specific transactions to the maximum possible extent.
(b)    Approval of Distributions: This subsection (b) shall govern the distribution of a deferral that (i) is being distributed to a Participant in cash, (ii) is wholly or partly invested in the Phantom PepsiCo Common Stock Fund at the time the deferral would be valued to determine the amount of cash to be distributed to a Participant, (iii) either was the subject of a Second Look Election or was not covered by an agreement or Plan provisions, applicable at the time of the Participant’s original deferral election, that any investments in the Phantom PepsiCo Common Stock Fund would, once made, remain in that fund until distribution of the deferral, (iv) is made to a Participant who is subject to Section 16 of the Act at the time the interest in the Phantom PepsiCo Common Stock Fund would be liquidated in connection with the distribution, and (v) if paid at the time the distribution would be made without regard to this subsection, could result in a violation of Section 16 of the Act because there is an opposite way transaction that would be matched with the liquidation of the Participant’s interest in the PepsiCo Common Stock Fund (either as a “discretionary transaction,” within the meaning of Rule 16b-3(b)(1), or as a regular transaction, as applicable) (a “Covered Distribution”). In the case of a Covered Distribution, if the liquidation of the Participant’s interest in the Phantom PepsiCo Common Stock Fund in connection with the distribution has not received Board Approval by the time the distribution would be made if it were not a Covered Distribution, or if it is a discretionary transaction, then the actual distribution to the Participant shall be delayed only until the earlier of:
(1)    In the case of a transaction that is not a discretionary transaction, Board Approval of the liquidation of the Participant’s interest in the Phantom PepsiCo Common Stock Fund in connection with the distribution, or
(2)    The date the distribution would no longer violate Section 16 of the Act, e.g., when the Participant is no longer subject to Section 16 of the Act, or when the time between the liquidation and an opposite way transaction is sufficient.

7.07    Conformance with Section 409A:
Effective from and after January 1, 2009, at all times during each Plan Year, this Plan shall be operated (i) in accordance with the requirements of Section 409A, and (ii) to preserve the status of deferrals under the Pre-409A Program as being exempt from Section 409A, i.e., to preserve the grandfathered status of the Pre-409A Program. In all cases, the provisions of this Section shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section.

Article VIII – CLAIMS PROCEDURE
8.01    Claims for Benefits:
If a Participant, Beneficiary or other person (hereafter, "Claimant") does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, he or she may make a claim for benefits to the Plan Administrator. The claim for benefits must be in writing and addressed to the Plan Administrator. If the claim for benefits is denied, the Plan Administrator will notify the Claimant within 90 days after the Plan Administrator initially received the benefit claim. However, if special circumstances require an extension of time for processing the claim, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits shall advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his or her claim, and the steps which the Claimant must take to appeal his or her claim for benefits.
8.02    Appeals of Denied Claims:
Each Claimant whose claim for benefits has been denied may file a written appeal for a review of his or her claim by the Plan Administrator. The request for review must be filed by the Claimant within 60 days after he or she received the notice denying his or her claim. The decision of the Plan Administrator will be communicated to the Claimant within 60 days after receipt of a request for appeal. The notice shall set forth the basis for the Plan Administrator's decision. If special circumstances require an extension of time for processing the appeal, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 60-day period and such extension may not exceed one additional, consecutive 60-day period. In no event shall the Plan Administrator’s decision be rendered later than 120 days after receipt of a request for appeal.
8.03    Special Claims Procedures for Disability Determinations:
Notwithstanding Sections 8.01 and 8.02 to the contrary, if the claim or appeal of the Claimant relates to Disability benefits, such claim or appeal shall be processed pursuant to the applicable provisions of Department of Labor Regulation Section 2560.503-1 relating to Disability benefits, including Sections 2560.503-1(d), 2560.503-1(f)(3), 2560.503-1(h)(4) and 2560.503-1(i)(3).

Article IX – AMENDMENT AND TERMINATION
9.01    Amendment of Plan:
The Compensation Committee of the Board of Directors of the Company has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, including the manner of making deferral elections, the terms on which distributions are made, and the form and timing of distributions. However, except for mere clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the amount credited to the Account of any Participant as of the date such amendment is adopted. Any amendment shall be in writing and adopted by the Committee. All Participants and Beneficiaries shall be bound by such amendment. Any amendments made to the Plan shall be subject to any restrictions on amendment that are applicable to ensure continued compliance under Section 409A.
9.02    Termination of Plan:
(a)    The Company expects to continue this Plan, but does not obligate itself to do so. The Company, acting by the Compensation Committee of the Board of Directors, or through its entire Board of Directors, reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). Termination of the Plan will be binding on all Participants (and a partial termination shall be binding upon all affected Participants) and their Beneficiaries, but in no event may such termination reduce the amounts credited at that time to any Participant's Account. If this Plan is terminated (in whole or in part), the termination resolution shall provide for how amounts theretofore credited to affected Participants' Accounts will be distributed.
(b)    This Section is subject to the same restrictions related to compliance with Section 409A that apply to Section 9.01. In accordance with these restrictions, the Company intends to have the maximum discretionary authority to terminate the Plan and make distributions in connection with a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company, all within the meaning of Section 409A (a “Change in Control”), and the maximum flexibility with respect to how and to what extent to carry this out following a Change in Control as is permissible under Section 409A. The previous sentence contains the exclusive terms under which a distribution may be made in connection with any change in control with respect to deferrals made under this 409A Program.

Article X – MISCELLANEOUS
10.01    Limitation on Participant's Rights:
Participation in this Plan does not give any Participant the right to be retained in the service of the Company. The Company reserves the right to terminate the service of any Participant without any liability for any claim against the Company under this Plan, except for a claim for payment of deferrals as provided herein.
10.02    Unfunded Obligation of the Company:
The benefits provided by this Plan are unfunded. All amounts payable under this Plan to Participants are paid from the general assets of the Company. Nothing contained in this Plan requires the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. Neither a Participant, Beneficiary, nor any other person shall have any property interest, legal or equitable, in any specific Company asset. This Plan creates only a contractual obligation on the part of the Company, and the Participant has the status of a general unsecured creditor of the Company with respect to amounts of compensation deferred hereunder. Such a Participant shall not have any preference or priority over, the rights of any other unsecured general creditor of the Company. No other Company affiliate guarantees or shares such obligation, and no other Company affiliate shall have any liability to the Participant or his or her Beneficiary.
10.03    Other Plans:
This Plan shall not affect the right of any Eligible Director or Participant to participate in and receive benefits under and in accordance with the provisions of any other Director compensation plans which are now or hereafter maintained by the Company, unless the terms of such other plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax favored treatment.
10.04    Receipt or Release:
Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Recordkeeper and the Company, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.
10.05    Governing Law:
This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of North Carolina. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.06    Gender, Tense and Examples:
In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).
10.07    Successors and Assigns; Nonalienation of Benefits:
This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the Account of a Participant are not (except as provided in Section 7.05) subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company. Notwithstanding the foregoing, the Plan Administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when cash payments are made in accordance with the terms of this Plan from the Deferral Subaccount of a Participant. Any such payment shall be charged against and reduce the Participant’s Account.
10.08    Facility of Payment:
Whenever, in the Plan Administrator's opinion, a Participant or Beneficiary entitled to receive any payment hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Plan Administrator may direct the Company to make payments to such person or to the legal representative of such person for his or her benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment to the Participant or Beneficiary under the Plan.

Article XI– AUTHENTICATION
The 409A Program was first authorized, adopted and approved by the Company’s Board of Directors at its duly authorized meeting held on November 18, 2005. The 409A Program document was then amended and restated by the Board of Directors at the Board of Directors’ duly authorized meeting on September 12, 2008. This 409A Program document as amended and restated was adopted and approved by the Nominating and Corporate Governance Committee of the Board of Directors at the duly authorized meeting of the Nominating and Corporate Governance Committee on March 10, 2011. This 409A Program document as amended and restated was adopted and approved by the Nominating and Corporate Governance Committee of the Board of Directors at the duly authorized meeting of the Nominating and Corporate Governance Committee on September 19, 2012. This 409A Program document as amended and restated was adopted and approved by the Nominating and Corporate Governance Committee of the Board of Directors at the duly authorized meeting of the Nominating and Corporate Governance Committee on February 2, 2017. This 409A Program document, as amended and restated effective December 20, 2017, was adopted and approved by the authorized delegate of the Compensation Committee on February 7, 2018. This 409A Program document, as amended and restated effective January 1, 2020, was adopted and approved at the duly authorized meeting of the Compensation Committee on November 14, 2019.

Article XII – SIGNATURE

Pursuant to the direction and authorization of the Compensation Committee of the Company’s Board of Directors, the above Plan, which was initially effective as of January 1, 2005 (except as otherwise provided), has been amended and restated effective as of January 1, 2020 (except as otherwise provided).

PEPSICO, INC.

By: /s/ Ronald Schellekens
Ronald Schellekens
Executive Vice President and Chief Human Resources Officer
Date: December 10, 2020

APPROVED:

By: /s/ Stacy Grindal
Stacy Grindal, Law Department

APPENDIX
The following Appendix articles modify particular terms of the Plan. Except as specifically modified in the Appendix, the foregoing main provisions of the Plan shall fully apply in determining the rights and benefits of Eligible Directors, Participants and Beneficiaries (and of any other individual claiming a benefit through or under the foregoing). In the event of a conflict between the Appendix and the foregoing main provisions of the Plan, the Appendix shall govern.

APPENDIX

APPENDIX ARTICLE A – TRANSITION PROVISIONS
This Article A provides the transition rules for the Plan that were effective at some time during the period beginning January 1, 2005 and ending December 31, 2008. The time period during which each provision in this Article A was effective shall be provided herein.

I.	Cancellation Elections:
Pursuant to Q&A-20(a) of IRS Notice 2005-1, each Eligible Director shall have the right to cancel his or her election to defer Director Compensation for the 2004-2005 Compensation Year. Such election to cancel must be filed with the Plan Administrator prior to the end of the 2004-2005 Compensation Year and must follow any other procedures and timing requirements established by the Plan Administrator for this purpose (such procedures and timing requirements to be consistent with the requirements of Q&A-20(a)). Any Eligible Director who makes an election to cancel such deferral election shall have the Director Compensation related to such deferral election paid to him or her (plus any applicable earnings or minus any applicable losses) from his or her Account by December 31, 2005 and such amount shall be reported as taxable income to the Eligible Director for the 2005 calendar year.

II.	Modifications to Article IV:
Section 4.03(b) shall read as follows effective for deferral elections made for Compensation Years beginning before October 1, 2009:
(b)    Form of Payment. The default form of payment for initial deferral elections is a single lump sum that shall be paid at the time applicable under Article IV. A Participant may only change the default payment from a lump sum to installments by means of a Second Look Election that meets all of the requirements of Section 4.04. Form of payment elections for Mandatory Deferrals are governed by Section 4.05.

III.	Modifications to Article VI:
The rules set forth in this Article A, Section III apply to any distributions that have occurred or would occur based on events, including any Separations from Service, or Specific Payment Dates that occurred prior to January 1, 2009.
For purposes of this Article A, Section III, the term “Retirement” shall mean Separation from Service after attaining eligibility for retirement. A Participant attains eligibility for retirement when he or she attains age 50 while serving as a director on the Board of Directors of the Company.
For purposes of this Article A, Section III, a new Section 6.05 is added as specified below, and existing Sections 6.05 and 6.06 (as set forth in the main portion of the Plan document) are renumbered as Sections 6.06 and 6.07 respectively.

A	For this purpose, Sections 6.01(a)-(f) read as follows:

(a)
Section 6.02 (Distributions Based on a Specific Payment Date) applies when a Participant has elected to defer until a Specific Payment Date and the Specific Payment Date is reached before the Participant’s (i) Separation from Service (other than for Retirement), (ii) Disability, or (iii) death. However, if such a Participant Separates from Service (other than for Retirement or death) prior to the Specific Payment Date (or prior to processing of the first installment payment due in connection with the Specific Payment Date), Section 6.03 shall apply. If such a Participant dies prior to the Specific Payment Date, Section 6.04 shall apply to the extent it would result in an earlier distribution of all or part of a Participant’s Account. If such a Participant becomes Disabled prior to the Specific Payment Date, Section 6.06 shall apply to the extent it would result in an earlier distribution of all or part of a Participant’s Account.

(b)
Section 6.03 (Distributions on Account of a Separation from Service) applies (i) when a Participant has elected to defer until a Separation from Service and then the Participant Separates from Service (other than for Retirement or death), or (ii) when applicable under Subsection (a) above).

(c)
Section 6.04 (Distributions on Account of Death) applies when the Participant dies. If a Participant is entitled to receive or is receiving a distribution under Section 6.02, 6.03 or 6.05 (see below) at the time of his or her death, Section 6.04 shall take precedence over those sections to the extent Section 6.04 would result in an earlier distribution of all or part of a Participant’s Account.

(d)
Section 6.05 (Distributions on Account of Retirement) applies when a Participant has elected to defer until a Separation from Service and then the Participant Separates from Service on account of his or her Retirement. Subsections (c) and (e) of this Section provide for when Section 6.04 or Section 6.06 take precedence over Section 6.05.

(e)
Section 6.06 (Distributions on Account of Disability) applies when the Participant becomes Disabled. If a Participant who becomes Disabled dies, Section 6.04 shall take precedence over Section 6.06 to the extent it would result in an earlier distribution of all or part of a Participant’s Account. If a Participant is entitled to receive or is receiving a distribution under Section 6.02, 6.03 or 6.05 at the time of his Disability, Section 6.06 shall take precedence over those sections to the extent Section 6.06 would result in an earlier distribution of all or part of a Participant’s Account.

(f)
Section 6.07 (Distributions on Account of Unforeseeable Emergency) applies when the Participant incurs an Unforeseeable Emergency prior to when a Participant’s Account is distributed under Sections 6.02 through 6.06. In this case, the provisions of Section 6.07 shall take precedence over Sections 6.02 through 6.06 to the extent Section 6.07 would result in an earlier distribution of all or part of the Participant’s Account.

B	For this purpose, Section 6.02 reads as follows:

This Section shall apply to distributions that are to be made upon the occurrence of a Specific Payment Date. In the event a Participant’s Specific Payment Date for a Deferral Subaccount is reached before (i) the Participant’s Disability, or (ii) the Participant’s Separation from Service (other than Retirement) or (iii) the Participant’s death, such Deferral Subaccount shall be distributed based on the occurrence of such Specific Payment Date in accordance with the following terms and conditions:

(a)
If the Participant has not made a valid Second Look Election that includes installment payments, the Deferral Subaccount shall be valued as of the Distribution Valuation Date that corresponds to the Participant’s Specific Payment Date, and the resulting amount shall be paid in a single lump sum.

(b)
If the Participant has made a valid Second Look Election that includes installment payments, the first installment payment shall be paid (based on the schedule elected in the Participant’s Second Look Election) on the Specific Payment Date. Thereafter, installment payments shall continue in accordance with the schedule elected by the Participant, except as provided in Sections 6.03, 6.04, 6.06 and 6.07 (relating to distributions on account of a Separation from Service, death, Disability and Unforeseeable Emergency). The amount of each installment shall be determined under Section 6.08. Notwithstanding the preceding provisions of this Subsection, if before the date the first installment distribution is processed for payment the Participant Separates from Service other than for Retirement) or the Participant would be entitled to a distribution in accordance with Sections 6.03, 6.04 or 6.06 (relating to a distribution on account of Separation from Service, death or Disability), the Participant’s Deferral Subaccounts that would otherwise be distributed based on such Specific Payment Date shall instead be distributed in accordance with Section 6.04 or 6.05 (relating to distributions on account of death or Disability), whichever applies, but only to the extent it would result in an earlier distribution of the Participant’s Subaccounts in the case of Section 6.04 or 6.06.

C	For this purpose, Section 6.03 reads as follows:
A Participant’s total Account shall be distributed upon the occurrence of a Participant's Separation from Service (other than for Retirement, Disability or death) in accordance with the terms and conditions of this Section. When used in this Section, the phrase “Separation from Service” shall only refer to a Separation from Service that is not for Retirement, Disability or death.

(a)
Subject to subsections (b) and (c), a Participant’s total Account balance, shall be distributed in a single lump sum payment on the first day of the first Plan Year after the date of the Participant’ s Separation from Service.

(b)
If the Participant incurs a Separation from Service after making a valid Second Look Election (and before the first payment has been processed in accordance with such Second Look Election), each Deferral Subaccount to which the Second Look Election applies shall be distributed in a single lump sum payment on the latest of the following: (1) the first day of the calendar quarter beginning on or after the fifth anniversary of the payment date selected in the Participant’s original deferral election under Section 4.03, (2) the first day of the Plan Year following the Separation from Service, or (3) the date applicable under Subsection (c). However, if the Plan Administrator determines that Section 409A would permit a lump sum payment to be made earlier than the date specified in clause (1) of the preceding sentence, then the preceding sentence shall be applied by substituting the earliest date permissible under Section 409A for the date in clause (1). If the Participant’s Separation from Service occurs on or after the date the first payment is processed, payment will be made in accordance with the Second Look Election (but subject to acceleration under Sections 6.04, 6.06 and 6.07 relating to distributions on account of death, Disability and Unforeseeable Emergency).

(c)
If the Participant is classified as a Key Employee at the time of the Participant’s Separation from Service (or at such other time for determining Key Employee status as may apply under Section 409A), then such Participant’s Account shall not be paid, as a result of the Participant’s Separation from Service, earlier than the date that is at least 6 months after the Participant’s Separation from Service.

D	For this purpose, a new Section 6.05 reads as follows:
6.05    Distributions on Account of Retirement:

If a Participant incurs a Separation from Service on account of his or her Retirement, the Participant’s Account shall be distributed in accordance with the terms and conditions of this Section.

(a)
If the Participant’s Retirement is prior to the Specific Payment Date that is applicable to a Deferral Subaccount, the Participant’s deferral election pursuant to Sections 4.03 or 4.04 (i.e., time and form of payment) shall continue to be given effect, and the Deferral Subaccounts shall be distributed based upon the provisions of Section 6.02.

(b)
If the Participant has selected payment of his or her deferral on account of Separation from Service, distribution of the related Deferral Subaccount shall commence on the first day of the first Plan Year after the date of the Participant’s Separation from Service. Such distribution shall be made in a single lump sum payment under Section 4.03. However, if the Participant is classified as a Key Employee at the time of the Participant’s Retirement (or at such other time for determining Key Employee status as may apply under Section 409A), then such Participant’s Account shall not be paid, as a result of the Participant’s Retirement, earlier than the date that is at least 6 months after the Participant’s Retirement.

(c)
If the Participant is receiving installment payments for one or more Deferral Subaccounts in accordance with Section 6.02 at the time of his or her Retirement, such installment payments shall continue to be paid based upon the Participant’s Second Look Election (but subject to acceleration under Sections 6.04, 6.06 and

6.07 relating to distributions on account of death, Disability and Unforeseeable Emergency).
IV.    Modification to Article VII.

For periods effective from and after January 1, 2005 and on or before December 31, 2008, the language of Section 7.07 shall be replaced in its entirety with the following language:
7.07    Conformance with Section 409A:

At all times during each Plan Year, this Plan shall be operated (i) in accordance with the requirements of Section 409A, and (ii) to preserve the status of deferrals under the Pre-409A Program as being exempt from Section 409A, i.e., to preserve the grandfathered status of the Pre-409A Program. Any action that may be taken (and, to the extent possible, any action actually taken) by the Plan Administrator, the Recordkeeper or the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A or if such action would adversely affect the grandfather of the Pre-409A Program. If the failure to take an action under the Plan would violate Section 409A, then to the extent it is possible thereby to avoid a violation of Section 409A, the rights and effects under the Plan shall be altered to avoid such violation. A corresponding rule shall apply with respect to a failure to take an action that would adversely affect the grandfather of the Pre-409A Program. Any provision in this Plan document that is determined to violate the requirements of Section 409A or to adversely affect the grandfather of the Pre-409A Program shall be void and without effect. In addition, any provision that is required to appear in this Plan document to satisfy the requirements of Section 409A, but that is not expressly set forth, shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth. A corresponding rule shall apply with respect to a provision that is required to preserve the grandfather of the Pre-409A Program. In all cases, the provisions of this Section shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section.